United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2006
Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)
(302) 734-6799
(Registrant’s Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 15, 2006, Chesapeake Utilities Corporation (the “Company”) entered into an Underwriting Agreement with Robert W. Baird & Co. Incorporated, and A.G. Edwards (collectively, the “Underwriters”), relating to the sale and issuance of 600,300 shares of the Company’s common stock, par value $0.4867 per share (the “Shares”). The Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the shelf registration statement (Registration No. 333-135602) of the Company. A Prospectus Supplement, dated November 15, 2006, was filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act.
The Company also granted to the Underwriters a 30-day option to purchase up to an additional 90,045 Shares at the public offering price less underwriter discounts and commissions. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Shares offered by the Prospectus Supplement.
The offering is expected to close on November 21, 2006. The net proceeds to the Company, before expenses and after deducting underwriting discounts, are expected to be approximately $17.4 million without exercise of the over-allotment option.
A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1.
Item 8.01. Other Events.
On November 16, 2006, the Company issued a Press Release announcing the pricing of the offering. A copy of the Press Release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
Exhibit 1.1 — Underwriting Agreement dated November 15, 2006 by and between the Company and the Underwriters
Exhibit 99.1 — Press Release of Chesapeake Utilities Corporation, dated November 16, 2006 relating to the offering of the Shares

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: November 16, 2006